Scientific Industries Announces Acquisition of aquila biolabs to Advance Platform for Digitally Simplified Bioprocessing

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Combined companies have a target market of approximately $1.2 billion annually.
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Transforms any bench- or production-scale culture vessel into an intelligent device via online and real-time monitoring of process parameters to improve time-to-market.
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Digital technology enables bioprocessing productivity gains.

BOHEMIA, NY and PITTSBURGH, PA /April 30, 2021 / Scientific Industries, Inc. (OTCQB: SCND), a life sciences tool provider, and a developer of optical sensors for non-invasive, real-time monitoring of cell culture systems through its subsidiary Scientific Bioprocessing, Inc. (“SBI”), today announced its acquisition of aquila biolabs GmbH, a privately held German technology developer of smart sensors and state-of-the-art data analytics software for bioprocessing applications under agreed upon terms. The Company believes the acquisition positions the Company to become a leading player in the bioprocessing industry.

John Moore, SBI’s President and Chairman of Scientific Industries, said, “The combined technologies from these two companies will allow us to create a new digital platform that brings dramatic innovation and significantly enhance accuracy in and throughput to the biopharmaceutical workflow. We now have a target cell culture and biomanufacturing market that approximates $1.2 billion annually that has almost no digital technology to increase productivity. The ability to precisely tune multiple culture parameters is essential for efficient, consistent production of high-quality therapeutics. We believe we are well positioned to capture market share in the coming years and are excited about the opportunities ahead.”

The synergy of technologies developed by SBI and aquila biolabs for real-time, non-invasive cell monitoring positions the combined organization to advance a digital, sensor-based platform to optimize, simplify and accelerate bioprocessing workflows.

Once developed, the platform will enable online, real-time monitoring of bioprocessing parameters delivering insights and actionable data needed to develop and maintain precisely defined and tightly controlled workflows that will improve time-to-market and digitally simplify bioprocessing. The platform will be compatible with a broad variety of bench- and production-scale vessels, transforming them into data factories that can fuel state-of-the-art machine learning and AI tools.

“As SBI explored the breadth of available technologies that could spearhead digitally simplified bioprocessing, aquila’s approach stood out as the most impressive one,” said Reinhard Vogt, Chairman of SBI and former Executive Vice President and Member of the Board of Sartorius AG. “In addition to a strong pipeline of advanced sensors and data analytics tools, this strategic acquisition adds new talent to our already strong team and expands SBI’s footprint into Europe.”

In connection with the acquisition, aquila biolabs has entered into new contracts with its four founders and with Daniela Winzker-Demes, industry veteran and former Vice President of Sales EMEA at Sartorius Lab Instruments, as SBI’s Vice President of Sales EMEA and Asia.

“We are excited to join SBI and expand the reach of our unique platform to bioprocess scientists around the world,” said Daniel Grünes, co-founder of aquila biolabs who will assume the role of vice president of R&D and Operations at SBI. “While customers already have access to some process parameters, there are still too many black boxes and unknowns in bioprocessing. Our platform combined with SBI will deliver actionable insights to our customers to help them make the right decisions.”

“The successful acquisition of aquila biolabs is one more step in our Company’s path to becoming a world class life sciences tool provider and an international company,” said Helena Santos, CEO of Scientific Industries.

KeyBanc Capital Markets acted as financial advisor to the Company in the acquisition of aquila biolabs. The Company financed the acquisition of aquila biolabs through an equity private placement. KeyBanc Capital Markets acted as sole placement agent on the transaction.

About Scientific Bioprocessing, Inc.
SBI is dedicated to providing state-of-the-art instruments, strategies, and technologies to expedite the production of viable cells and therapies with a streamlined process and product consistency. SBI’s mission is to develop sensor technologies and instruments that make cell culture and bioprocessing work easier, experiments more reproducible, and culture conditions better suited to meet experimental objectives. SBI is a subsidiary of Scientific Industries, Inc. To learn more, visit www.scientificbio.com.

About Scientific Industries, Inc.
Scientific Industries (OTCQB:SCND), is a life science tool provider. It designs, manufactures, and markets laboratory equipment, including the world-renowned Vortex-Genie® 2 Mixer and Torbal® balances, and bioprocessing systems and methods. Scientific Industries’ products are generally used and designed for research purposes in laboratories of universities, hospitals, pharmaceutical companies, medical device manufacturers, and pharmacies. To learn more, visit www.scientificindustries.com.

Safe Harbor Statement

Statements made in this press release that relate to future events, performance or financial results of the Company are forward-looking statements which involve uncertainties that could cause actual events, performance or results to materially differ. The Company undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in the Company's Securities and Exchange Commission reports, including our annual report on Form 10-K.

Contact:
Sandy Williams
Marketing and Product Manager
Scientific Bioprocessing, Inc.
412-230-8463
media@scientificbio.com
www.scientificbio.com

Investor Contact:
Joe Dorame
Lytham Partners, LLC
Phone: (602) 889-9700
SCND@lythampartners.com

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